Form N-SAR,
Sub-Item 77M
Mergers
Nuveen Intermediate Duration Municipal
Bond Fund, A Series of Nuveen Municipal
Trust, formerly known as
Nuveen Flagship Municipal Trust -
333-42632, 811-07873

On October 27, 2000 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Intermediate Municipal
Bond Fund were transferred to the Nuveen
Intermediate Duration Municipal Bond Fund. The circumstances and details of the merger are contained in the September 6, 2000 SEC Filing,
Conformed Submission Type N-14/A, accession number 0000950137-00-003991 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.